Exhibit 10(s)


RESEARCH COLLABORATION AND LICENSE AGREEMENT


This Agreement, effective this 6th day of February ("Effective Date") by and between The Washington University, a corporation established by special act of the Missouri General Assembly approved February 22, 1853 and acts amendatory thereto, having its principal office at One Brookings Drive, Saint Louis, Missouri 63130, through its School of Medicine, 660 S. Euclid Avenue, Saint Louis, Missouri 63110 ("WUSTL") and SIGA Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 666 Third Avenue, 30th Floor, New York, New York 10017 ("SIGA").

WHEREAS, WUSTL, through its research funded in part by WUSTL, and others, has developed intellectual property comprising patent rights, copyrights, know-how and technical data;

WHEREAS, WUSTL is the owner of such intellectual property rights which can be applied to the Field of Use, defined below, and has the right to grant licenses to such intellectual property rights;

WHEREAS, WUSTL desires to have such intellectual property rights commercialized and used in the public interest so that the expected benefits of the resulting products will be available to the public as soon as commercially reasonable;

WHEREAS, SIGA has represented to WUSTL that it has the necessary product development capabilities and resources to reasonably attempt to introduce commercial products based upon such intellectual property rights;

WHEREAS, based upon these representations by SIGA, WUSTL has decided that it will grant a world-wide, exclusive, royalty-bearing license to SIGA to commercialize the aforesaid intellectual property and SIGA agrees to license this package of intellectual property and pay a sales royalty on the terms set forth herein;

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to WUSTL and SIGA, will further the instructional and research objectives of WUSTL in a manner consistent with its non-profit, tax-exempt status and academic missions, and may produce benefits for both WUSTL and SIGA;

WHEREAS, this Agreement supersedes any Letter of Intent or proposals circulated between SIGA and WUSTL;

NOW THEREFORE, the parties agree to the statements and representations made above and to the following terms and conditions.


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ARTICLE 1 - Definitions

For the purpose of this Agreement, the words and phrases set forth in this Article will have the following meaning:

1.1 Agreement: This Research Collaboration and License Agreement.

1.2 Background Technology: The patents, patent applications, tangible materials and proprietary compounds of WUSTL developed in the laboratory or under the supervision of Scott Hultgren, Ph.D. prior to the Effective Date of this Agreement and listed in Appendix A.

1.3 Calendar Half: Each six (6) month period, or any portion thereof, beginning on January 1 and July 1, after the Effective Date.

1.4 Combination Product: Any product that is comprised in part of a Licensed Product and in part of one or more other biologically active diagnostic, preventive or therapeutic agents which are not themselves Products (the "Other Agents"). "Other Agents" excludes diluents and vehicles of Products.

1.5 Contract Year: The incremental period of time that this Agreement, or any portion thereof, will be in force as measured from the first day of January through the thirty-first day of December of the same calendar year, provided that the first Contract Year will commence upon the Effective Date and conclude December 31, 1998.

1.6 Field of Use: Anti-microbial compounds and compositions for all human and veterinary diagnostic and therapeutic uses.

1.7 First Commercial Sale: The initial transfer of Licensed Products or Combination Products for compensation by SIGA to an unrelated third party for the purpose of commercial use and not for research, development or testing purposes. Transfer of the Licensed Products for beta and field testing and sampling will not constitute the First Commercial Sale. "First Commercial Sale" does not include distribution of free promotional samples of any Licensed Product or Combination Product by SIGA or any of its affiliates or sublicensees in amounts determined to be commercially reasonable by SIGA in the exercise of its reasonable discretion.

1.8 Inventions or Improvements: Any and all discoveries, methods, processes, compositions of matter and uses, whether or not patentable, arising from research activities supported by SIGA under this Agreement.

1.9 Licensed Products: Any composition of matter, product, article of manufacture, apparatus, kit or component part thereof, or any similar item or process, procedure or method that, when made, used or sold, would (i) be covered by a pending claim contained in a patent application included in the Patent Rights; (ii) infringe or contribute to the infringement of a valid

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and unexpired claim of a patent included in the Patent Rights; (iii) contain
Tangible Personal Property; and/or (iv) be covered by an unexpired claim of any patent or patent application included in the Background Technology, or otherwise incorporate, use or comprise Background Technology.

1.10 Net Sales:

(A) with respect to Licensed Products, the invoice price charged by SIGA to its retail customers for the sale, lease or barter of Licensed Products, less:

          (1) customary trade, quantity and cash discounts actually allowed and taken; and,

          (2) credits actually given for rejected or returned Licensed Products; and

          (3) freight and insurance costs, if separately itemized on the invoice paid by the customer; and,

          (4) value-added, sales, use or turnover taxes, excise taxes, tariffs and customs duties included in the invoiced amount; and .

(B) with respect to Combination Products, the actual invoice price charged by SIGA, less the deductions set forth in subsections (A)(1) - (4) above, multiplied by a fraction having (i) a numerator of the gross sales price of the Licensed Product(s) included in such Combination Product as if sold separately or, if such sales price is not available, the fair market value of such Licensed Product(s), and (ii) a denominator of the gross sales price of such Combination Product, or if such sales price is not available, the sum of the fair market values of the Other Agents and the Licensed Product(s) contained in such Combination Product. The "fair market value" for any Licensed Product or Other Agent shall be determined for a quantity comparable to that included in the Combination Product and of substantially comparable class, purity and potency, and shall be mutually agreed to by SIGA and WUSTL. When no fair market value is available, the fraction set forth above shall be changed to a fraction having
(x) a numerator of the cost to SIGA or its affiliates or sublicensees of the License Product(s) included in such Combination Product, and (y) a denominator of the sum of such cost plus the cost to SIGA, or its affiliates or sublicensees of the Other Agents contained in such Combination Product. "Cost" as used above means the actual cost paid by SIGA and/or it affiliates or sublicensees in an arm's length transaction, if purchased, or if not purchased but actually manufactured by any such entity, the sum of the direct manufacturing cost as determined by such entity's internal cost accounting system consistently applied.

1.11 Patent Rights:

(A) the patents, patent applications and invention disclosures listed and more fully described in Appendix B attached hereto and made a part hereof, and the United States and foreign patents


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issuing from said pending patent applications and any continuations, continuations-in-part, divisions, reexaminations, reissues, or extensions of any of the foregoing; and

(B) any patents and/or patent applications covering any Invention or Improvement, and the United States and foreign patents issuing from any such patent applications and any continuations, continuations-in-part, divisions, reexaminations, reissues, or extensions of any of the foregoing.

1.12 Project: Work funded by SIGA under annual research grants in accordance with the research plan, for an initial term of three years, extendable as provided below. Such work is further described in the attached Statement of Work (Appendix C).

1.13 Project Participants: Dr. Scott Hultgren, as Principal Investigator, and any WUSTL employees and students working under his direction, and a Visiting Scientist(s), working under the Principal Investigator's direction, in his laboratory, on the Project, during the Term of this Agreement, with funding provided by SIGA, as provided in this Agreement.

1.14 SIGA: SIGA Pharmaceuticals and its Subsidiaries.

1.15 Sublicensing Revenue: All gross revenues received by SIGA from sublicensees for the manufacture, use or sale of Licensed Products anywhere in the world during the Term of this Agreement, same to include by way of example and not limitation: fees, licensing milestones, and cash equivalent value for securities, equipment or other property received by SIGA as sublicensing consideration from any sublicensee.

1.16 Subsidiaries: A corporation or other business entity controlled by SIGA. For this purpose, control of a corporation or other business entity means direct or indirect beneficial ownership of fifty-one percent (51%) or more of the voting interest in, or a fifty-one percent (51%) or greater interest in the equity of, such corporation or other business entity.

1.17 Tangible Personal Property: All physical embodiments of Patent Rights and Technical Information, and all progeny and derivative works thereof.

1.18 Technical Information: All ideas, know-how, trade secrets, inventions, discoveries, technical data, information, methods, materials, protocols, formulations, arts, procedures or processes, whether or not patentable, owned by or subject to the rights of WUSTL which are not in the public domain and which are known by WUSTL and which WUSTL is free to disclose to SIGA, and which are determined by SIGA to be useful in the practice of the Patent Rights.

1.19 Term: The Term of this Agreement will be from the Effective Date until the expiration of the last of the patents included in the Patent Rights to expire, unless terminated prior thereto by one of the parties in accordance with the provisions of this Agreement.


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1.20 Visiting Scientist(s): The Visiting Scientist for the first full Contract
Half Year will be Hal Jones; the identity of the Visiting Scientist(s) for Contract Years two and three (and any subsequent years) will be determined by the mutual agreement of the parties. The Visiting Scientist shall not be deemed an employee of WUSTL for purposes of this Agreement.

ARTICLE 2 - LICENSE GRANT

2.1 Grant of License. WUSTL hereby grants to SIGA a royalty-bearing, exclusive, nontransferable license to make, have made, use, have used, sell, have sold, distribute, import, export and lease License Products under Background Technology, Patent Rights, Tangible Personal Property and Technical Information in the Field of Use, throughout the world during the Term, unless sooner terminated as hereinafter provided. SIGA will have the right to sublicense under the license granted herein, subject to approval by WUSTL of the sublicensee, and such approval will not be unreasonably withheld or delayed. No other license is hereby granted or implied.

2.2 WUSTL agrees that any Invention(s) or Improvement(s) shall be disclosed promptly to SIGA. Any such Invention(s) or Improvement(s) shall automatically be added to SIGA's existing license grant under Section 2.1 hereof without the payment of any additional consideration or any further action by either of the parties hereto.

2.3 If SIGA (a) chooses by written notice not to practice any Patent Rights licensed to it hereunder, or (b) notifies WUSTL in writing of its intent not to add a particular new Invention or Improvement to the existing license, WUSTL shall be free to license the same to a third party or parties of its choosing. SIGA agrees to give WUSTL written notice of any decision (i) not to practice Patent Rights as promptly as practicable or (ii) not to add a new Invention or Improvement to the existing license within one hundred and fifty (150) days after such Invention or Improvement is disclosed to SIGA .

2.4 WUSTL agrees to provide SIGA with Technical Information developed in the Project from time to time during the term of this Agreement. SIGA shall be entitled to use (and shall be entitled to allow its affiliates and sublicensees to use) such Technical Information internally in support of development, discovery, manufacturing and marketing efforts for sales of Licensed Products and otherwise as contemplated by this Agreement. The provision of such Technical Information by WUSTL to SIGA shall be subject to the confidentiality requirements contained in Article 7.

2.5 Reservation of Rights by WUSTL. Notwithstanding WUSTL's grant of an exclusive license pursuant to Section 2.1, WUSTL reserves the right to use the Patent Rights, Technical Information, Background Technology and Tangible Personal Property for internal, non-commercial research and educational purposes only. All rights not specifically granted to SIGA pursuant to this Agreement shall be retained by WUSTL.


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ARTICLE 3 - DILIGENCE

3.1 Reasonable Efforts. SIGA will use commercially reasonable efforts to develop, promote demand for and sell Licensed Products. SIGA will, within one hundred and twenty (120) days of the Effective Date, use reasonable efforts to determine whether SIGA will fund a laboratory to provide chemical synthesis capability to support the development of Licensed Products concurrently with its research funding to WUSTL during the Project.

3.2 Product Development Plan. Within one hundred and twenty (120) days after identification of a target molecule as a Licensed Product, SIGA will submit a Product Development Plan ("Plan") to WUSTL for each such Licensed Product. The Plan will set forth SIGA's good faith estimate of the primary tasks and schedule for the development of specific Licensed Products by SIGA and the estimate of production and sales of each Licensed Product for the next five (5) Contract Years. The Plan and any updates thereto will contain the following minimum data:

(A) Definition/specification of each Licensed Product planned for development;

(B) Tasks to be performed by SIGA, its subcontractors, WUSTL and others to develop each Licensed Product including estimated time schedules for prototype development, subsystems development, beta testing, clinical trials, product development, market testing, as relevant;

(C) Tasks to be performed to achieve regulatory approval or other certification of each Licensed Product including estimated time schedule;

(D) Good faith estimate of First Commercial Sale of each Licensed Products by country in North America, Europe, and Asia/Pacific Basin;

(F) Good faith estimate of sales and income by Calendar Half for the following five (5) Contract Years.

3.3 Plan Updates. SIGA will update and report progress against the Plan in writing to WUSTL thirty (30) days after the close of each Calendar Half to be submitted concurrently with Calendar Half reports and Product Development Plan updates. SIGA will notify WUSTL of any changes in the Plan within a reasonable time period after the occurrence of or recognition of the need for such changes. Upon request by WUSTL, SIGA will consult with WUSTL concerning tasks, schedules and progress.

3.4 Diligence Prior to First Commercial Sale. Prior to the First Commercial Sale of each Licensed Product, SIGA will be considered to be diligent with regard to development of such Licensed Product so long as SIGA updates and reports progress against the Plan and so long as SIGA:


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(A) Continues to provide the necessary financial and other resources which are required to maintain progress in accomplishing the Plan, as it relates to each Licensed Product, including paying required maintenance fees;

(B) Conducts and/or enables others to conduct the activities required to maintain scheduled progress in accomplishing the Plan, as it relates to each Licensed Product; and,

(C) Provides research funding to WUSTL during the first three Contract Years as provided, inter alia, in Section 4.2, below.

3.5 Lack of Diligence. Should WUSTL reasonably determine in good faith that SIGA is not diligent in development or sales of a Licensed Product based upon the criteria set forth in Sections 3.1, 3.3, or 3.4 as applicable, for any reason other than

(A) the withholding by a regulatory agency of marketing approval despite SIGA's diligent effort to obtain such approval;

(B) unanticipated technical or scientific problems which have been previously and promptly reported to WUSTL; or

(C) other causes beyond the reasonable control of SIGA which have been previously and promptly reported to WUSTL, including without limitation the failure of WUSTL to perform under the Plan; then

WUSTL may give notice to SIGA stating the basis for its conclusions and, upon request of WUSTL, SIGA will show cause why the license granted for such Licensed Product should not be terminated with respect to that Licensed Product. If within ninety (90) days after SIGA's receipt of said notice, the parties have not resolved the matter through good faith negotiations in a mutually acceptable manner, the parties shall submit the matter to arbitration in accordance with
Article 12.

3.6 Grant of Option to Applications and Markets. WUSTL may present proposals to SIGA for development of products for applications and/or markets that are not being actively pursued by SIGA at the time of presentation. SIGA will have 90 days after submission of such a proposal to declare interest in writing in the proposal and in developing a competitive plan to address the application and/or market. SIGA will have an additional 120 days from the declaration of interest to provide a competitive plan to WUSTL. If SIGA fails to declare interest, or fails to provide a competitive plan after a declaration of interest, then in either case this option will expire and WUSTL will have the right to license others in that specific field of use.

ARTICLE 4 - PAYMENTS

4.1 License Issue Fee. Upon the Effective Date of this Agreement SIGA will pay to WUSTL


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a non-refundable, noncreditable License Issue Fee of $ *.

4.2 Research Funding. Subject to Section 5.3, for the first two full Contract Years that this Agreement is in effect, SIGA will provide annual research grants in accordance with the attached Research Plan (Appendix D), incorporated by reference herein, said funding to include the full salary and benefits for a Visiting Scientist(s) to work in the laboratory of the Principal Investigator, under his supervision, on the Project, in the Field of Use. No less than ninety
(90) days before the end of the second Contract Year both parties will evaluate the scope of work for the third Contract Year and will negotiate a new research budget for that year, said budget will not be less than $ *.

4.2.1 In addition to the funding that SIGA will provide in accordance with Appendix D, SIGA will purchase up to $ * of laboratory equipment that will be loaned to WUSTL for the duration of the research period. At the end of the research period, or if the Agreement is terminated prior thereto, SIGA will give the equipment to WUSTL, at no cost to WUSTL. The Principal Investigator will identify equipment to be purchased and provided and SIGA will buy the equipment in a timely manner and also deliver in a timely manner the equipment to WUSTL.

4.3 Annual License Maintenance Payments. SIGA will pay WUSTL $ * in Contract Year Two, $ * in Contract Year Three and $ * per year each year of the Term after research funding has terminated until the First Commercial Sale has taken place, said payment due and payable by January 15 of each Contract Year to which it applies. Such payment shall be pro rated for the year in which the First Commercial Sale takes place and any balance due SIGA shall be applied Earned Royalties (as defined below).

4.4.1 Performance Milestone Payments. Subject to Section 5.3, SIGA will pay the following milestone payments with respect to the first discrete molecule which is a Licensed Product under the terms of this Agreement according to the following schedule:

     (A)  Commencement of a formal preclinical development program: $ *;

     (B) Submission of first investigative new drug (IND) application to the U.S. Food and Drug Administration (the "FDA"): $ *;

     (C)  Completion of first Phase I trials under the IND: $ *;

     (D)  Commencement of first Phase III trials under the IND: $ *; and

     (E)  Obtaining new drug approval (NDA) from the FDA: $ *.

For any additional discrete molecules which are Licensed Products under the terms of this

* Confidential information is omitted and filed separately with the SEC.


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Agreement, SIGA will pay milestone payments according to the above schedule and such milestone payments will be prorated (except for the NDA milestone payment) thus: *% second, *% third, *% fourth, *% fifth, *% sixth, and *% for each subsequent milestone payment. The NDA milestone is $ * for each occurrence with no proration.

4.4.2 Diligence Milestone Payments. Subject to Section 5.3, and only in the event that no milestone payment has been, or has been required to be, made by SIGA pursuant to Section 4.4.1, SIGA will pay the following milestone payments, according to the following schedule, to avoid termination of the agreement:

     (A) Contract Year Four, or the first year following termination of research funding: Milestone payment of $ *;

     (B) Contract Year Five or the second year following termination of research funding: Milestone payment of $ *;

     (C) Contract Year Six or the third year following termination of research funding: Milestone payment of $ *;

     (D) Contract Year Seven or the fourth year following termination of research funding: Milestone payment of $ *;

     (E) Contract Year Nine or the sixth year following termination of research funding: Milestone payment of $ *.

4.4.3 The milestone payments made by SIGA under Sections 4.4.1 or 4.4.2 are *% cumulatively creditable against Earned Royalties (as defined below), with such credit limited to *% of Earned Royalties for any given Contract Year, with credits actually taken deducted from the accumulated balance of creditable milestone payments.

4.5 Milestone payments will be due within thirty (30) calendar days following the Calendar Half commencing immediately after occurrence of the milestone event applicable to each.

4.6 Earned Royalties. In consideration for the license grants of Article 2, SIGA will pay to WUSTL, an earned royalty ("Earned Royalty") of

* % of the Net Sales of each Licensed Product or Combination Product in each country where the Licensed Product or Combination Product, when made, used, or sold is covered by a patent or patent application in Background Technology or Patent Rights. This provision expires on a country by country basis upon the expiration of any such patents in that country; and


* Confidential information is omitted and filed separately with the SEC.

*% of the Sublicensing Revenue.

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For the purpose of this Agreement, the date of sale will be the date SIGA takes revenue credit in its sales accounting records or upon actual receipt of the proceeds of said sale, lease or barter, whichever is earlier.

4.6.1 In the event that SIGA enters into a license agreement with any third party to avoid or settle a claim of infringement of any intellectual property right made by such third party due to SIGA's use of Background Technology, Patent Rights, Technical Information or Tangible Personal Property, SIGA may offset *% of any royalty payment made in accordance with any such license agreement against the Earned Royalties owed WUSTL under 4.6 of this Agreement, provided, however, that in no event shall the Earned Royalties otherwise due to WUSTL be reduced by more than *% of the Earned Royalties owed to WUSTL in any given Calendar Half as a result of the application of this Section 4.6.1. If SIGA settles any such claim of infringement by making a cash payment to a third party, provided that SIGA receives the prior approval of WUSTL, which shall not be unreasonably withheld or delayed, then SIGA may reduce Earned Royalties by *% until all of such payment is recovered.

4.7 Minimum Annual Royalties. Minimum annual Earned Royalties ("Annual Minimum Royalties") will be $ * per Contract Year commencing with the First Commercial Sale. The non-refundable Annual Minimum Royalties payable to WUSTL by SIGA hereunder are fully creditable against Earned Royalties. In the event that Earned Royalties for any Contract Year are less than the Annual Minimum Royalties specified herein, SIGA will pay the difference between the Annual Minimum Royalties required and actual Earned Royalties with its final royalty payment for the respective Contract Year. Annual Minimum Royalties are not cumulative and any credit for Annual Minimum Royalties may not be carried forward to future Contract Years.

4.8 Payment. Annual Minimum Royalties and Earned Royalties will be payable for the full term of the license grant in United States Dollars by electronic transfer to a bank account designated by WUSTL. The rate of exchange will be that in effect at the Chase Manhattan Bank on the last business day of each Calendar Half such payments are due.

4.9 Calendar Half Payments. Earned Royalties will be accumulated and reported on a Calendar Half basis. Payment will be made thirty (30) days following the close of such Calendar Half periods with Annual Minimum Royalties applied and paid with the final Calendar Half Earned Royalty payment for that Contract Year. Unless otherwise specified in this Agreement, SIGA's payment for any other charges due WUSTL hereunder will be made within thirty (30) days following SIGA's receipt of WUSTL's invoice for same.

4.10 Patent Expense. SIGA will reimburse up to $* of any as-yet unreimbursed WUSTL Background Technology and Patent Rights patent application preparation and prosecution expense and issue and maintenance fee costs incurred prior to the date of this Agreement.


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4.11 Late Payments. Interest at prime (as published by Chase Bank) plus 2% will accrue on the outstanding balance of any payment under this Article IV for the period that payment is due until the time payment is actually received. Such interest will be calculated by the actual number of days elapsed based on a 365 day year.

ARTICLE 5 - Research Work

5.1 The work to be performed by the Project Participants will be carried out in accordance with the Statement of Work attached hereto. WUSTL and Project Participants will use reasonable efforts to perform the Project work substantially in accordance with the terms and conditions of this Agreement. Anything in this Agreement to the contrary notwithstanding, WUSTL and SIGA may at any time amend the Statement of Work by mutual written agreement.

5.2 To optimize the mutual benefit and collaboration intended by this Agreement, the parties desire that there be mutually productive and continuing interchange between the Project Participants and SIGA scientists. SIGA has named Dennis E. Hruby, Ph.D. as Research and Development Contact who will be responsible for the conduct of SIGA research and development activities, coordination of reports and information exchange and early identification of intellectual property of commercial interest to SIGA.

5.3 During the term of the Project, Dr. Scott Hultgren, the Principal Investigator, will not collaborate with any other commercial entity in any area related to the Background Technology, Patent Rights or work funded by SIGA. In the event Dr. Hultgren is unavailable or unable to continue the Project at WUSTL, for any reason, SIGA will have the option to terminate the Project. If SIGA exercises its option to terminate the Project pursuant to this Section 5.3, then SIGA shall only be obligated to make payments to WUSTL under Sections 4.3,
4.6 and Article 10 shall not be obligated to make any other payments to WUSTL under this Agreement; provided, however, that if SIGA is developing a Licensed Product, then SIGA shall be obligated to make payments to WUSTL under Section
4.4.1. Termination of the Project will not terminate this Agreement or any rights granted hereunder to SIGA.

5.4 WUSTL and Project Participants will make reasonable efforts to perform the Project, but make no assurances that the effort will be a complete success.

ARTICLE 6 -  TECHNICAL REPORTS AND CONFERENCES

6.1 To keep SIGA informed of the progress of the Project, the Principal Investigator agrees to make informal verbal reports once a month, provide quarterly written reports to SIGA within fifteen (15) days of the end of each quarter, detailed written reports annually, within thirty (30) days of the end of each Contract Year, and a final written report within sixty (60) days of the end of the Project. In addition, the Principal Investigator agrees to meet with SIGA Research and Development Contact upon reasonable request at WUSTL's facilities to discuss the progress of the Project work. SIGA will be responsible for all expenses of SIGA personnel relating to these


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conferences. The Principal Investigator may travel to SIGA facilities or facilities of a third party academic research lab retained and supported by SIGA to provide chemical synthesis expertise, on timely and reasonable request of SIGA, at SIGA's expense, in a manner not inconsistent with WU faculty policies including those on tenure, academic freedom, responsibility, and consulting privileges.

6.2 SIGA's Research and Development Contact will keep the Principal Investigator informed of all collaborative activities conducted by SIGA in support of the Project, in particular, SIGA's test results of all Tangible Personal Property provided to SIGA by WUSTL, the Principal Investigator, or the other Project Participants during quarterly research meetings and in writing following the end of each Calendar Half.

ARTICLE 7 - CONFIDENTIALITY

7.1 General. All proprietary information owned by SIGA and provided to WUSTL, and all proprietary information owned by WUSTL and provided to SIGA, under this Agreement and marked "Confidential" will be deemed "Confidential Information". Each party agrees to mark only such proprietary information as "Confidential" which such party believes in good faith to be confidential.

(A) Both parties agree to protect and keep secret Confidential Information until the termination of this Agreement or ten years from the Effective Date of this Agreement, whichever is later. SIGA may disclose Confidential Information only to third parties in confidence as necessary for making, having made, using, having used, selling, having sold, distributing, importing, exporting and leasing Licensed Products. Both parties agree not to use any Confidential Information for any purpose other than for the purpose of this Agreement.

(B) WUSTL will instruct its faculty and each non-faculty status individual engaged in performance under this Agreement that prior to receipt of any SIGA Confidential Information they may be required to execute a personal confidentiality agreement with SIGA, obligating such individual to maintain SIGA Confidential Information in confidence and not use such SIGA Confidential Information for any purpose other than in accordance with the terms and conditions of this Agreement. WUSTL will not be party to any such confidentiality agreement, nor will WUSTL have any obligation for the enforcement of any such agreement on behalf of SIGA.

7.2.1 Exceptions. Notwithstanding the foregoing, the confidentiality obligations herein will not apply to any Confidential Information which:

(A) Is or becomes generally available to the public through no fault of SIGA or its employees or agents (including, but not limited to, publication in trade or academic journals, or presentation at a trade or academic seminar, meeting, or similar events open to the general academic or trade community);


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(B) Is published or disclosed by WUSTL, its faculty, employees, or agents to the general public, in accordance with Article 14 if applicable (including, but not limited to, publication in trade or academic journals, or presentation at a trade or academic seminar, meeting, or similar events open to the general academic or trade community);

(C) Is disclosed to SIGA by a third party having the lawful right to disclose same, without obligation of confidentiality to WUSTL, or its consultants or agents;

(D) Is disclosed by SIGA to a government agency to comply with statutory requirements for market approval, clinical trials, certification, manufacture and/or distribution of the Licensed Products, for which SIGA is unable to lawfully secure confidentiality;

(E) Is approved for release by the party owning such Confidential Information, and then only to the extent such written approval is granted by such party; or

(F) Is disclosed pursuant to an order of a court of competent jurisdiction.

7.2.2 Material Transfer Agreement. It will not be a breach of this Agreement for either party to transfer any Confidential Information to a third party for such third party's internal research use only pursuant to the terms of the jointly approved material transfer agreement attached hereto as Appendix E. There will be no deviation from the terms of this material transfer agreement without written agreement by both parties in each instance in which a deviation is sought. Each party will inform the other party of all material transfer agreements it enters into with third parties by providing the other party of a copy of the fully executed material transfer agreement within thirty (30) days of final execution thereof.

7.3 Confidentiality of Agreement. Each party further agrees that the terms and conditions of this Agreement will be treated as Confidential Information except as required by or for applicable disclosure laws, financing sources, enforcement of the Agreement, mergers and acquisitions, or as otherwise mutually agreed by the parties, such agreement will not be unreasonably delayed or withheld.

ARTICLE 8 - Representations and Warranties

8.1 General. WUSTL warrants to its best knowledge and belief on the Effective Date that:

(A) It is the owner of intellectual property licensed and the Tangible Personal Property; and

(B) As of the Effective Date of this Agreement, the Background Technology and the Patent Rights are free of any liens, encumbrances, restrictions and other legal or equitable claims against WUSTL, except as noted in Section 8.3, below.

8.2 Authority. Each party represents and warrants that it has the right and authority to enter


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


into this Agreement.

8.3 Conflicts. Each party represents and warrants that the making of this Agreement does not violate any separate agreement it has with any other person or entity. The parties acknowledge that the U.S. Government may have rights to inventions of Background Technology and Patent Rights by operation of law.

8.4 Exceptions. Notwithstanding any provisions of this Agreement, the Parties do not:

(A) Warrant or represent that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patents or other proprietary rights of third parties, nor warrants the validity of the scope of the patents included in the Patent Rights;

(B) Grant rights to WUSTL to use the name of SIGA or any of its employees or subcontractors in advertising, publicity or otherwise without the prior written approval of SIGA, which will not be unreasonably withheld; or

(C) Grant rights to SIGA to use the name of WUSTL or its employees in advertising, publicity or otherwise without the prior written approval of WUSTL, which will not be unreasonably withheld. It will not be unreasonable for WUSTL to withhold such consent if, in WUSTL's opinion, such use can be construed as any form of commercial endorsement.

8.5 Disclaimer. WUSTL MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF LICENSED PRODUCTS FOR A PARTICULAR PURPOSE.

8.6 No Recourse. Neither party will have any recourse against the other for any loss, liability, damage, or costs which may be suffered or incurred by utilizing any of the rights or licenses granted by this Agreement. Neither party will have any liability or recourse against the other arising from any lawsuit brought against one of the parties by reason of its exercise of rights under this Agreement.

ARTICLE 9 - FINANCIAL RECORDS AND REPORTS

9.1 Records. SIGA will keep full, complete and accurate books of account containing all particulars which may be reasonably necessary for determining the royalties payable to WUSTL. Said books of account will be kept at SIGA's principal place of business or the principal place of business of a division of SIGA which is marketing Licensed Products.

9.2 Audit. Said books and particulars of Section 9.1 will be available during normal business hours, upon reasonable notice, for two (2) years following the end of the calendar year to which


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



they pertain, for inspection by an independent certified public accountant retained by WUSTL at WUSTL expense, for the purpose of verifying SIGA royalty statements. SIGA will require its Subsidiaries to comply in like manner with the requirements of Section 9.1. In the event that SIGA's royalties calculated for any period are in error to the detriment of WUSTL by greater than five percent (5%), the reasonable cost of the audit and review will be borne by SIGA.

9.3 Reports. Concurrently with the payments required by Section 4.6 and the Product Development Plan Updates of Section 3.2, SIGA will deliver materially true and accurate royalty and revenue reports to WUSTL within thirty (30) days after the end of each Calendar Half, giving such particulars of the business conducted by SIGA during the preceding quarter as are pertinent to a royalty accounting under this Agreement.

(A) The quantity and types of Licensed Products made, used or sold, on a country by country basis;

(B) Total Net Selling Price for Licensed Products sold and total fair market value for Licensed Products bartered;

(C) Allowances and adjustments used to calculate Net Sales;

(D) Total royalties due for each Licensed Product;

(E) Name(s) and addresses of all Subsidiaries and Sublicensees.

9.4 Third Party Reports. SIGA will provide WUSTL one copy of all research, marketing, product development, product tests, or other evaluations for use by WUSTL in connection with the Project.

ARTICLE 10 - PATENT PROSECUTION AND ENFORCEMENT

10.1 Applications. WUSTL will select qualified independent patent counsel reasonable satisfactory to SIGA to file, prosecute and maintain Background Technology and Patent Rights patents and patent applications. SIGA will take all actions necessary to cooperate with and assist WUSTL in the prosecution and maintenance of Background Technology and Patent Rights patent applications and patents. Prosecution and maintenance fees and expenses will be borne by SIGA. WUSTL will keep SIGA informed as to the status of patents and patent applications included in the Background Technology and Patent Rights by providing SIGA with copies of all written communications with the patent offices and associated outside counsel and consulting SIGA on responses to the patent offices in advance of submission. Should WUSTL decide not to finance the preparation, filing, prosecution, or maintenance of any patent application or patent licensed hereunder, WUSTL will give notice to SIGA of such decision in writing in adequate time to allow SIGA at its own cost, to effectuate such preparation, filing, prosecution, or maintenance if it desires to do so. Nothing herein is intended or shall be construed as obligating

SIGA to maintain its license with respect to any patent or application licensed hereunder and to finance the preparation, filing, prosecution or maintenance of any patent application in any country or jurisdiction in which it believes it is not in the best business interest of SIGA to do so.

10.2 Enforcement. WUSTL and SIGA will each give immediate written notice to the other of any suspected infringement of patents included in the Background Technology or Patent Rights or unauthorized use of Background Technology or Tangible Personal Property by third parties. SIGA, at SIGA expense, will attempt to abate infringement or unauthorized use by third parties, and SIGA has the right to institute and conduct such legal action against third party infringers of patents included in the Background Technology or Patent Rights and/or unauthorized users of Background Technology and Tangible Personal Property, or enter into such settlement agreements, as deemed appropriate by SIGA; provided, however, that WUSTL will not be bound by any such settlement agreements without its prior approval, which will not be unreasonably withheld or delayed.

ARTICLE 11 - INDEMNIFICATION AND INSURANCE

11.1 Indemnification. SIGA will indemnify, defend and hold harmless WUSTL, its trustees, officers, faculty, staff and students, against any claims, liability, damage, loss or expense incurred by or imposed upon WUSTL in connection with any claims, suits, actions, demands or judgments arising out of (i) the design, production, manufacture, sale, use in commerce, lease, barter, or promotion by SIGA, its Sublicensees or agents of any Licensed Product, process or service relating to or developed pursuant to this Agreement by SIGA; or (ii) any other activities to be carried out pursuant to this Agreement by SIGA.

11.2 SIGA will at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement. This insurance requirement may be fully met by insurance or self-insurance coverage provided to SIGA by a Sublicensee of SIGA.

11.3 SIGA shall, as commercially reasonable and at appropriate times, purchase liability insurance, which is appropriate as determined by industry standards, from a reputable insurance company in the following amounts with respect to the following activities:

          (A) Licensed Products relating to laboratory research products and laboratory screening: $ * million per occurrence and $ * million in the aggregate.

          (B) Licensed Products relating to in vitro human diagnostic test products and services and human clinical trials: $ * million per occurrence and $ * million in the aggregate.

          (C) Licensed Products relating to human therapeutic products and/or human prophylactic products: $ * million per occurrence and $ * million in the aggregate.

* Confidential information is omitted and filed separately with the SEC.


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


     As to insurance for Licensed Products relating to human therapeutic and/or human prophylactic products, their manufacture, marketing, distribution, sale or use, such insurance shall be carried by SIGA for a period of ten (10) years after (i) the date of the last commercial sale of the Licensed Products (on a Licensed Product-by-Licensed Product basis), or, (ii) the termination or expiration of this Agreement, whichever occurs later.

11.4 SIGA will provide WUSTL with a certificate of such insurance on an annual basis, and will provide a complete copy of such insurance policy to WUSTL as soon as one becomes available. No policies of insurance may be canceled or materially revised without thirty (30) days prior written to WUSTL. Each policy will be endorsed to incorporate this requirement relating to notice.

11.5 Prior to First Commercial Sale of any Licensed Product, process, or service relating to, or developed pursuant to this Agreement, SIGA will at its sole cost and expense procure and maintain policies of comprehensive general liability insurance in amounts not less that $* per incident and $* annual aggregate. WUSTL will be named as co-insured on the face of the insurance policy. Such comprehensive general liability insurance will provide broad form contractual liability coverage for SIGA's indemnification under this Agreement. The minimum amounts of insurance coverage required under this Article 11 will not be construed to create a limit of SIGA's liability with respect to its indemnification hereunder.

ARTICLE 12 - ARBITRATION

12.1 Arbitration. Any dispute or claim arising out of this Agreement, that cannot be settled by and between the Parties to their mutual satisfaction within a reasonable period of time, will be submitted to binding arbitration in St. Louis, Missouri under the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said Rules. The arbitrator will apply Missouri law to the merits of any dispute or claim, without reference to rules of conflicts of law. Such arbitrator shall be an attorney who is admitted to the Missouri State Bar and is experienced in commercial litigation. The arbitrator so selected shall schedule a hearing on the disputed issues within forty-five (45) days after his/her appointment and the arbitrator shall render a decision after the hearing, in writing, as expeditiously as is possible, which shall be delivered to the parties. The arbitrator shall render a decision based on written materials supplied by the parties to the arbitration in support of their respective oral presentations at the hearing. The parties shall supply a copy of any written materials to be submitted to the arbitrator at least fifteen (15) days prior to the scheduled hearing. A default judgment may be entered against a party who fails to appear at the arbitration hearing. Such decision and determination shall be final and unappealable and shall be filed as a judgment of record and be enforceable in any jurisdiction designated by the successful party. The parties to this Agreement agree that this Section has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this Section shall be grounds for dismissal of any court action commenced by any party with respect to a

* Confidential information is omitted and filed separately with the SEC.

dispute arising out of such matters.

ARTICLE 13 - Termination

13.1 Bankruptcy. In the event that SIGA is the subject of a voluntary or involuntary petition for relief under the United States Bankruptcy Code, or if the business of SIGA will be placed in the hands of a receiver, trustee or assignee for the benefits of creditors, where by the voluntary act of SIGA or otherwise and such proceeding, if involuntary, is not vacated or terminated within sixty (60) days after its commencement, this Agreement and the licenses and all other rights granted to SIGA herein immediately will be deemed terminated.

13.2 Payment Default. Should SIGA default in its timely payment of royalties or any other payments or charges, WUSTL will have the right to serve notice upon SIGA of its intention to terminate this Agreement within ninety (90) days after receipt of said notice of termination unless SIGA will cure such default within the ninety (90) day period. If SIGA has not paid all such royalties or other charges due and payable within said ninety (90) day period and or cured its default, the rights, privileges licenses and options granted hereunder will terminate immediately upon receipt of written notice thereof from WUSTL. If the amount of royalties or other payments due to WUSTL is contested by SIGA, the rights, privileges and license granted hereunder will terminate ninety (90) days after the resolution of such dispute, upon written notice by WUSTL, if the amount due remains unpaid at the end of such ninety (90) day period.

13.3 Material Breach. Upon any material breach by SIGA of any material provision of this Agreement, except as contemplated by Sections 13.1 and 13.2, WUSTL will have the right to terminate this Agreement and the rights, licenses and options granted hereunder upon receipt of ninety (90) day's prior written notice of termination to SIGA by WUSTL. Such termination will become effective at the end of such ninety (90) day period unless SIGA has cured such breach prior to the expiration of the ninety (90) day period, or, SIGA has diligently commenced reasonable efforts to effect such cure prior to the expiration of the ninety
(90) day period and diligently continues such efforts thereafter.

13.4 Termination by SIGA. SIGA may terminate this Agreement upon ninety (90) day's notice by certified mail to WUSTL. The rights, privileges licenses and options granted hereunder will terminate upon expiration of the ninety (90) day period.

13.5 Obligations on Termination. Upon termination of this Agreement for any reason SIGA will cease using Background Technology, Patent Rights and Tangible Personal Property, provided that SIGA may complete the manufacture of Licensed Product then in process and sell its remaining inventory of Licensed Products, subject to the payment of royalties as set forth in Article 4 and reporting requirements as set forth in Articles 6 and 9. However, nothing herein will be construed to release either party of any obligation which matured prior to the effective date of such termination. If termination of the Agreement occurs for any reason before research funding has been terminated, then SIGA is obligated to reimburse WUSTL for any non-cancellable expenses associated with the Project for the remainder of the Contract Year in accordance with the research plan.

13.6 Return of Tangible Personal Property. Upon termination of this Agreement SIGA will return to WUSTL all Tangible Personal Property.

13.7 Survival. Articles 7, 11 and 12 and Section 13.5 will survive any termination or expiration of this Agreement.

ARTICLE 14 - PUBLICATION

14.1 SIGA recognizes that under WUSTL policy, the results of WUSTL research must be publishable and agrees that the Principal Investigator and Project Participants will be permitted to present at symposia, national, or regional professional meetings and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of the Project. WUSTL research personnel will at all times have the first opportunity to publish the research results of the Project.

14.2 SIGA will be furnished copies of any proposed publication or presentation in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. SIGA will have thirty (30) days after receipt of said copies to review said publication for patentable subject matter which needs protection and/or is Confidential information of SIGA which requires removal or revision. The parties will have an additional thirty (30) days (a total of 60 days) to agree upon revisions to the publication in order to protect SIGA Confidential Information. Further, publication may be withheld for an additional thirty (30) days (a total of 90 days) in order for SIGA to file patent application(s) with the United States Patent and Trademark office directed to patentable subject matter contained in the proposed publication or presentation. Upon the filing of a patent application, the material will be released for publication.

ARTICLE 15 - Miscellaneous Provisions

15.1 Government Rights. The Federal Government may have certain rights to Background Technology patents and Patent Rights by operation of law.

15.2 Personal Agreement. The license grants herein have been granted contingent upon the personal relationship between the parties. This Agreement is personal to the parties and may not be assigned by either party without the prior written consent of the other party, except as to an assignment by SIGA in connection with a sale of all or substantially all of its assets related to Licensed Products.

15.3 Neither party will be deemed to be an agent of the other party as a result of any transaction under or related to this Agreement, and will not in any way pledge the other party's credit or incur any obligation on behalf of the other party.

15.4 Notice. Any notice or other communication pursuant to this Agreement will be sufficiently made or given on the date of mailing if sent to such party by certified First Class mail, postage prepaid, addressed to it at its address as first set forth in this Agreement, or as it will designate by subsequent written notice given to the other party. Notices will be sent to:




If to WUSTL:               Center of Technology Management
                           Campus Box 8013
                           660 S. Euclid Ave.
                           St. Louis, MO  63110

If to SIGA:                666 Third Avenue, 30th Floor
                           New York, NY  10017

15.5 Publicity. SIGA will not use the name of WUSTL, nor any faculty member or employee of WUSTL, in any form of publicity, advertising, or news release without the prior written approval of WUSTL, which will not be unreasonably withheld or delayed.

15.6 Governing Law. This Agreement will be construed, governed, interpreted and applied in accordance with the laws of the State of Missouri, USA, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted.

15.7 Severability. The provisions of the Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

15.8 Integration. The Parties acknowledge that this instrument sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and will not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

15.9 Force Majeure. WUSTL and SIGA will not be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond the control of WUSTL or SIGA, or by reason of a force majeure event.

15.10 Export. SIGA will be responsible for obtaining appropriate licenses from the Federal Government prior to the export of Tangible Personal Property or any Licensed Products.

15.11 Amendment. This Agreement will only be amended by consent of both parties expressed in writing and signed by both parties.

15.12 Headings. The headings are included for reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

15.13 Sublicense. The parties agree that in the event of the termination of this Agreement any sublicense granted hereunder shall be continued as a license between WUSTL and the sublicensee on the terms and conditions of such sublicense in effect at the time of any such termination.

IN WITNESS WHEREOF, the Parties have hereunder set their hands and seals and duly executed this Agreement in duplicate by its duly authorized officers the day and year first above written.

THE WASHINGTON UNIVERSITY                 SIGA PHARMACEUTICALS, INC.


By: /s/ Theodore J. Cicero                By: /s/ David de Weese
    ------------------------------            ------------------------------
Name:   Theodore J. Cicero                Name:   David de Weese
Title:  Vice Chancellor Research          Title:  Chairman and CEO














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